Confidential Information omitted where indicated by "[*]" and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.


EXHIBIT 10.18


                             TELESERVICES AGREEMENT


AGREEMENT NUMBER:    48-008-001          EFFECTIVE        September 20 2001
                                         DATE:
                  ----------------                     -----------------------

         THIS TELESERVICES AGREEMENT ("Agreement") is entered into as of September 20, 2001, by and between i3 MOBILE, INC., a Delaware corporation, located at 181 Harbor Drive, Stamford, CT 06902 ("i3 Mobile"), and ABACUS COMMUNICATIONS LLC, a Virginia limited liability company, located at Suite 200, 4456 Corporation Lane, Virginia Beach, Virginia 23462 ("Abacus").

                             PRELIMINARY STATEMENTS

         A. i3 Mobile desires to engage Abacus to provide telemarketing services using one or more Telephone Service Representatives ("TSRs") from time to time. Telemarketing services where telephone calls are made by TSRs to i3 Mobile's clients ("Clients") are referred to as "Outbound Programs" and telemarketing services where telephone calls or other electronic transmissions, including, without limitation transmissions made over the internet, that are initiated by Clients to TSRs are referred to as "Inbound Programs."

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Abacus and i3 Mobile agree as follows:

1. Services. During the term of this Agreement, Abacus will perform inbound telemarketing services pursuant to an Inbound Program and/or outbound telemarketing services pursuant to an Outbound Program (individually "Program" and collectively "Programs") to Clients for the benefit of i3 Mobile. Each Program will be handled pursuant to a Program Work Order (a "Work Order"), more fully described in Section 2.

2. Program Work Order. Before Abacus performs a Program or any services for i3 Mobile under this Agreement, i3 Mobile will deliver to Abacus and Abacus will accept a Work Order for each Program. The Work Order will, at a minimum, specify the billing rate [*], the set up charges that i3 Mobile will pay to Abacus for the Program, the long distance charges to i3 Mobile for conducting the Program and any monthly minimum fees payable by i3 Mobile. In addition, each Program will specify the dates, duration and other details of the Program. If Abacus agrees to conduct the Program outlined in the Work Order by sending a signed copy of the Work Order to i3 Mobile, then Abacus will conduct the Program pursuant to the terms of this Agreement and the Work Order. The term "Agreement" includes any Work Order entered into between Abacus and i3 Mobile under this Teleservices Agreement. Accepted Work Orders may only be modified by the mutual written consent of the parties.

3. Term. Except as specifically set forth elsewhere in this Agreement, the term of this Agreement will be for one year (the "Initial Term") and will be automatically renewed for annual periods thereafter unless and until either party gives written notice of termination at least 60 days before the end of the Initial Term or, if extended, the next anniversary of this Agreement.

4. Abacus's Responsibilities.


     a. Programs. i3 Mobile will provide and maintain toll free number(s) for use exclusively for the Inbound Program(s). For Outbound Programs, i3 Mobile will bear the cost of making all calls unless otherwise specified in the Work Order.

     b. Written Reports. Abacus will provide i3 Mobile daily with written reports of results achieved (which shall be integrated with i3 Mobile's EMS and content), as well as written reports of any other related information that i3 Mobile may reasonably request from time to time. Any specialized reports will be described in the Work Order.

5. Control by i3 Mobile. All of Abacus's activities pursuant to each Program will be undertaken in accordance with i3 Mobile's reasonable direction. On i3 Mobile's written request, Abacus will immediately suspend any Program activities that are not in accordance with i3 Mobile's practices or are deemed, in the reasonable discretion of i3 Mobile, to be injurious to the reputation or goodwill of i3 Mobile or the Client. In no event will Abacus be required by i3 Mobile or any Client to take any actions Abacus reasonably believes are illegal, unlawful or injurious to the reputation or goodwill of Abacus or that could subject Abacus to civil, criminal or other liability.

6. Compliance. Abacus and its employees, agents and representatives will perform all services in connection with each Program in a professional manner. Abacus will comply with all applicable federal, state and local laws, regulations and ordinances, including, but not limited to, the Telephone Consumer Protection Act.

7. Accounting and Payments. Abacus will invoice i3 Mobile as set forth in each Work Order. Payment is due net 30 days from receipt of a correct invoice. Abacus may terminate this Agreement at any time on ten (10) days written notice if i3 Mobile fails to cure non-payment when due of any undisputed amounts during such ten (10) day notice period.

7.5 Audit Rights. Each party shall maintain complete and accurate records with respect to the calculation of all payments due under this Agreement. Each party shall have the right, at its expense (except as provided below), to audit the other party's books and records for the purpose of verifying and tracking payment amounts. Any audits made pursuant to this Section 7.5 shall be made not more than once per year, on not less then ten (10) days written notice, during regular business hours, by auditors reasonably acceptable to the party being audited. If the auditor's figures reflect payment due under this Agreement other than those reported by the party being audited, then the party being audited shall pay the amount owed (if such amount is higher than reported), or the party conducting the audit shall reimburse the difference (if such amount is lower than reported), as the case may be. In addition, for any audit performed hereunder, if the auditor's figures vary by more than 10% from the figures provided by the party being audited, then the party being audited shall also pay the reasonable cost of the audit.

8. Providing Documentation. On execution of each Work Order, i3 Mobile will provide Abacus with copies of all guidelines, telemarketing scripts and other documents related to the Program.

9. Relationship of the Parties. Abacus is an independent contractor and nothing contained in this Agreement or in any Work Order will be construed as creating a partnership, agency or joint venture between or among i3 Mobile or its affiliates and Abacus or its affiliates. The employees and representatives of Abacus will not be deemed to be employees or agents of i3 Mobile for any purpose whatsoever. Accordingly, Abacus is responsible for payment of all employment taxes, benefits, insurance and the like for all work performed by its employees in connection with the Program.

10. Solicitation of Employment. The parties agree not to employ or solicit for employment any former or current employee of the other with whom such party comes into contact as a result of the services being performed under this Agreement during the term of this Agreement and for six months after the termination of this Agreement or such employee's termination of employment with such party, whichever is the earlier.

11. Monitoring. Abacus will permit representatives of i3 Mobile to monitor, from remote locations via telephone, telephone calls between TSRs and Clients. For the sole purpose of observation of services to be performed by it, Abacus will permit i3 Mobile's representatives access to Abacus premises where solicitation efforts on behalf of i3 Mobile are being carried out; provided, however, i3 Mobile must give at least three (3) business days' prior notice to Abacus. Such on-site observation will be carried out for reasonable periods of time during normal business hours. i3 Mobile agrees to indemnify and hold Abacus harmless from any actions of i3 Mobile's representatives.

12. Confidential Information.

     a. "Confidential Information" means all Client related information as well as information disclosed by i3 Mobile to Abacus that relates to i3 Mobile's past, present, and future research, development and business activities and the results from the work of Abacus under this Agreement, except such Confidential Information as is previously known to Abacus outside of its relationship with i3 Mobile or is publicly disclosed by i3 Mobile either before or after i3 Mobile's disclosures of such information to Abacus. Abacus will hold all Confidential Information in confidence to the extent Abacus maintains the confidentiality of its own information but no less than a reasonable degree of care, except such disclosures as may be authorized by i3 Mobile in writing.

     b. Abacus will not disclose to any other person any Confidential Information. On termination or expiration of this Agreement and on request by i3 Mobile, Abacus will return to i3 Mobile all written or descriptive matter, including, but not limited to, drawings, descriptions, magnetic media or other papers or documents that contain any Confidential Information.

     c. Any and all information (including, without limitation, the Client Information) to be provided by or gathered from Clients of i3 Mobile shall be owned solely by i3 Mobile. Except with i3 Mobile's prior approval, Abacus shall not request from Clients any personally identifiable information or other information, aside from the Information approved by i3 Mobile for each Program. To the extent i3 Mobile deems necessary, Abacus shall have the limited right to use the Client Information solely in connection with fulfilling its obligations hereunder and for no other purpose. Abacus agrees that all such use of the Client Information by Abacus shall be in compliance with i3 Mobile's Privacy Policy. Abacus agrees to perform any and all acts necessary to ensure that the Programs including, without limitation, the collection of Client Information thereon or in connection therewith, if any, is in full compliance with all applicable laws relating to the collection of information from users, including, without limitation, the Children's Online Privacy Protection Act. Abacus may not disclose, sell or otherwise transfer the Client Information to any third party without i3 Mobile's and the Client's prior permission. On a daily basis, Abacus shall provide i3 Mobile with any Client Information gathered by Abacus in the performance of its duties hereunder. In the event that this Agreement is terminated or expires, Abacus shall promptly return to i3 Mobile, or destroy, at i3 Mobile's option, all copies of the Client Information in its possession (including all electronic copies) and shall certify to i3 Mobile in writing its compliance with this Section 12.

     d. It is expressly understood that to the extent that i3 Mobile provides Abacus with access to Client information database(s), all such access shall be solely so that Abacus may perform its obligations under this Agreement and for no other purpose, and all such access shall require i3 Mobile's express approval.

13. i3 Mobile Property. Unless otherwise provided in a Work Order, if i3 Mobile provides Abacus any samples, prototypes, displays, promotional materials or other items of personal property (collectively, "i3 Mobile Property"), Abacus will have no duty to maintain or return the i3 Mobile Property to i3 Mobile and i3 Mobile will bear all risk of loss at all times with respect to any i3 Mobile Property.

14. Termination. Except for breach of contract, neither i3 Mobile nor Abacus may terminate this Agreement until each Program for which a Work Order exists has concluded and both i3 Mobile and Abacus have fulfilled their obligations under this Agreement and each such Work Order. Notwithstanding anything contained herein to the contrary, (i) i3 Mobile may terminate this Agreement at its discretion on 30 days' written notice and (ii) Abacus may terminate this Agreement at its discretion on 90 days' written notice.

15. Liability.

     a. Personal Injury and Property Damage by Abacus. Abacus will be responsible for and will hold i3 Mobile harmless from claims for injury caused by Abacus to i3 Mobile, i3 Mobile's employees or any other person to the extent of the aggregate of the fees paid by i3 Mobile to Abacus under the Work Order(s) in effect when the damage, injury or loss occurs (the foregoing monetary limitation shall not apply to injury caused by breach of
Section 12 or injury resulting from the gross negligence or intentional misconduct of Abacus). Notwithstanding the foregoing, Abacus will not be liable for damages, expenses or losses incurred by the accidental erasure, damage, or destruction of files, data or programs (whether or not developed by Abacus) that may occur in the course of Abacus's efforts or for any incidental or consequential damages.

     b. Personal Injury and Property Damage by i3 Mobile. i3 Mobile will be responsible for and will hold Abacus harmless from claims for injury caused by i3 Mobile to Abacus, Abacus's employees or any other person. Notwithstanding the foregoing, i3 Mobile will not be liable for damages, expenses or losses incurred by the accidental erasure, damage, or destruction of files, data or programs (whether or not developed by Abacus) or for any incidental or consequential damages.

     c. No Warranties. ABACUS MAKES NO EXPRESSED OR IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, NOT SPECIFIED IN THIS AGREEMENT OR ANY WORK ORDER, RESPECTING THIS AGREEMENT, ABACUS'S SERVICES OR THE PROGRAMS DEVELOPED BY ABACUS UNDER THIS AGREEMENT. ABACUS ONLY UNDERTAKES TO PROVIDE SERVICES ON A BEST-EFFORTS BASIS. ABACUS'S PERFORMANCE OF ITS OBLIGATIONS IS TO BE MEASURED BY ITS BEST-EFFORTS RENDITION OF SERVICES. EXCEPT FOR ABACUS'S BREACH OF SECTION 12, NEITHER PARTY'S LIABILITY UNDER THIS AGREEMENT OR ANY WORK ORDER FOR ANY AND ALL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LIABILITY FOR PATENT OR COPYRIGHT INFRINGEMENTS, REGARDLESS OF THE FORM OF ACTION SHALL NOT EXCEED THE AGGREGATE OF THE FEES PAID BY i3 MOBILE FOR ABACUS'S SERVICES UNDER THE WORK ORDER (S) IN EFFECT WHEN THE DAMAGE, INJURY OR LOSS OCCURS.

     d. Limitation of Actions. No action, regardless of the form arising out of the transactions under this Agreement or any Work Order, may be brought by either party more than one year after the cause of action has occurred, except that (i) actions for non-payment by Abacus against i3 Mobile and (ii) claims for indemnity of third-parties against either party may be brought within the period of the applicable statute of limitations.

16.  Miscellaneous.

     a. Interest. All amounts payable to any party under this Agreement will be payable in Virginia Beach, Virginia, and will earn interest at the lower of twelve percent (12%) per annum and the highest rate that may be legally charged. Interest will accrue from the 30th day after i3 Mobile receives a correct invoice and is payable on demand.

     b. Attorney's Fees. In the event of any action or arbitration proceedings to enforce any provision of this Agreement or to secure or preserve the rights of any party against any other party to any property that is the subject of this Agreement, the prevailing party will be entitled to recover reasonable attorney's fees, court costs and expenses of arbitration and litigation expended in the prosecution or defense thereof.

     c. Force Majeure. If either party's performance of its obligations under this Agreement or a Work Order is prevented in whole or in part by causes beyond the party's reasonable control, then the party whose performance is prevented by such causes will be excused from such performance on a day-to-day basis to the extent of such prevention. Examples of causes beyond a party's reasonable control include, without limitation, acts of God, fire, explosion, vandalism, cable cut, storm or other similar occurrence, any national emergency, insurrection, riot, war, strike, lock-out, work stoppage or other labor difficulty, or any supplier failure, shortage, breach or delay, or the institution of any law, order, regulation, direction, action or request of any governmental authority (whether at the federal, state or local level), including, without limitation, any civil or military authority.

     d. Venue and Governing Law. UNLESS THE PARTIES TO THIS AGREEMENT AGREE OTHERWISE, THE EXCLUSIVE VENUE FOR ANY LITIGATION THAT MAY ARISE OUT OF THIS AGREEMENT WILL BE IN THE CIRCUIT COURT FOR THE CITY OF VIRGINIA BEACH, VIRGINIA OR IN THE UNITED STATES DISTRICT COURT SERVING THE CITY OF VIRGINIA BEACH, VIRGINIA. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE PARTIES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ITS NEGOTIATION, PERFORMANCE OR ADMINISTRATION.

     e. Entire Agreement. This Agreement and any duly executed Work Orders contain the entire understanding of the parties with respect to the matters it purports to cover, and no party will be liable or bound to any party in any manner by any warranties, representations or covenants other than those set forth in this Agreement.

     f. Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding on the respective successors and assigns of the parties.

     g. Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     h. Amendment and Modifications. No amendment or modification of any term, condition or provision of the Agreement will be valid or of any effect unless said amendment is in writing and signed by both parties.

     i. Severability. If any provision of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement will be affected.

     j. Assignment. Neither party to this Agreement may assign any rights or obligations under this Agreement without the written consent of the other party; provided, however, either party may assign this Agreement to an entity controlled by or under common control with such party without the consent of the other. Programs may be performed at any of the call centers operated by Abacus.

     k. Waiver. A party's forbearance in the enforcement of any right or remedy under this Agreement will not constitute a waiver thereof, and a waiver under one circumstance will not constitute a waiver under any other circumstance.

     IN WITNESS WHEREOF, the parties have executed this agreement by their duly authorized representatives on the date first set forth above.


ABACUS COMMUNICATIONS LC                             i3 MOBILE, INC.


By:  /s/ Stephen W. Burke                            By:  /s/John A. Lack
     -------------------------------                      ---------------------
Its:     Executive Vice President                    Its:   President
                                                          ---------------------
Name:  Stephen W. Burke                              Name:  John A. Lack
                                                          ---------------------
Date:      9/20/01                                   Date:    9/20/01
      ------------------------------                      ---------------------

Confidential Information omitted where indicated by "[*]" and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.


                               PROGRAM WORK ORDER
                              AGREEMENT #48-008-001

i3 MOBILE, INC.
INBOUND

PROGRAM TERM

Start Date: September 24, 2001
End Date: September 30, 2002 (subject to earlier termination per the Agreement)

PROGRAM DESCRIPTION

Abacus will provide inbound teleservices (the "Services") in response to i3 Mobile's Clients (as defined in the Teleservices Agreement). The Services may include handling (1) incoming sales activation calls, (2) termination of service calls, (3) money back guarantee calls, (4) customer service calls, (5) information calls, (6) provisioning calls and (7) billing inquiry calls. As more fully set forth below, Abacus will provide the Services using TSRs (the "Dedicated TSRs") who will answer only calls for i3 Mobile, from 7:00 AM to 10:00 PM, Central Time, seven days a week, Sunday through Saturday, (the "Service Hours"). In addition, Abacus will provide (1) overflow Services during the Service Hours using non-Dedicated TSRs if the calls cannot be handled by the Dedicated TSRs and (2), beginning the later of the Program Start Date and October 1, 2001, coverage outside of the Service Hours when Dedicated TSRs are not on duty.

PROGRAM START DATE

Abacus will begin taking calls on the ninth business day after i3 Mobile provides Abacus notice of its program start date (such ninth business day being the "Program Start Date") and will begin training Dedicated TSRs and non-Dedicated TSRs to be available by the Program Start Date; provided, however, the ability of Abacus (i) to provide the Services and (ii) to begin taking calls on the Program State Date is contingent on i3 Mobile providing all information and communications and other connectivity reasonably required by Abacus to perform the Services. If i3 Mobile fails to comply timely with these obligations, then Abacus may be unable to provide the Services or provide the Services timely.

ANNUAL RENEWAL

Unless the Agreement is earlier terminated (in which event this Work Order will terminate effective on the date of the termination of the Agreement), the term of this Work Order will be automatically renewed for annual periods hereafter unless and until either party gives written notice of termination of the Work Order at least 60 days before the End Date listed above or, if extended, the next anniversary of such End Date.

ACCOUNT SET-UP - [*] PER HOUR

In exchange for i3 Mobile's payment to Abacus of [*] per hour, Abacus will develop a custom report and script for i3 Mobile. Abacus will send reports to i3 Mobile in HTML format. Abacus will test the toll-free number(s) provided by i3 Mobile to the Abacus premises where the Services will be performed.

ADDITIONAL PROGRAMMING - [*] PER HOUR

Additional programming requests of i3 Mobile, e.g., custom data imports/exports, updates or changes made to i3 Mobile's script or files, will be billed at the standard Abacus programming rate of [*] billed in quarter hour increments.

CALL PROCESSING

Abacus will provide i3 Mobile with Dedicated TSRs, who will answer calls only for Clients of i3 Mobile. In addition, if the Dedicated TSRs cannot handle the call volume, then Abacus will provide non-Dedicated, shared TSRs to perform the Services to the extent such non-Dedicated TSRs are available and trained to perform the Services.

MEDIA SCHEDULES

i3 Mobile has informed Abacus that i3 Mobile will use direct mail, radio, television and print advertising campaigns ("Media Campaigns"). i3 Mobile will provide Abacus prior notice of its Media Campaigns. If

Confidential Information omitted where indicated by "[*]" and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

i3 Mobile decides to use television "infomercial" advertising (advertisements of more than 60 seconds in duration), Abacus will not be subject to the agreed on SLA standards and Abacus and i3 Mobile will agree how calls will be answered at least 60 days before such infomercial advertising begins.

STAFFING OF DEDICATED TSRS

i3 Mobile has provided Abacus with projections (the "Initial Projections") of the number of sales activation calls, disconnect calls, money back guarantee calls and customer service calls by month for the period beginning the week of September 24, 2001 and ending the week of December 31, 2001 and the expected average talk time per type of call. Abacus has relied on the Initial Projections to determine the initial levels of staffing by half-hour of the number of Dedicated TSRs. Attached as Schedule A is the staffing forecast prepared by Abacus by half-hour of the Dedicated TSRs based on the Initial Projections for October 2001. At least 30 days before the first day of each calendar month beginning with November 2001, i3 Mobile will provide Abacus projections (the "Ongoing Projections") of the number of total incoming calls, money back guarantee calls and customer service/billing calls by month i3 Mobile expects Abacus will receive (taking into account, among other things, i3 Mobile's Media Campaigns) for the next three months and the expected average talk time per type of call. Using the Ongoing Projections and historical call information, no more that 15 days after Abacus receives an Ongoing Projection, Abacus will prepare and provide i3 Mobile a staffing forecast (the "Abacus Forecasts") by half hour of the Dedicated TSRs for such three-month period with the goal of meeting the SLA during the Dedicated Hours using Dedicated TSRs. i3 Mobile will provide prior approval of such proposed staffing of Dedicated TSRs before Abacus begins to staff based on the Abacus Forecasts (such approved staffing being the "Final Staffing").

The number of Dedicated TSRs available to handle calls may be greater or lesser than the number of Dedicated TSRs needed to handle all calls. As such, Abacus will provide between 80% and 115% of the number of Dedicated TSRs shown on Schedule A for October 2001 and, thereafter, as shown on the Abacus Forecast for such calendar month; provided, however, Abacus may increase by 15% or decrease by 20% Final Staffing for any period to take into account changed circumstances such as changes in expected call volumes. During any calendar month, increases in Final Staffing of more than 15% or decreases in Final Staffing of more than 20% will be agreed on by i3 Mobile and Abacus before implementing such revised staffing. The parties agree that, with respect to Dedicated TSRs, i3 Mobile will pay only for the hours worked on the project in any given month during the term of this Agreement and not the Final Staffing numbers, if different.

PRICING - CALL PROCESSING

Abacus will bill i3 Mobile and i3 Mobile will pay Abacus [*] for the Services. Billing for Dedicated TSR hours includes the time the Dedicated TSRs are available to provide the Services. Abacus will provide overflow coverage in a shared environment to i3 Mobile at a rate of [*] each minute a non-Dedicated TSR is actually performing the Services.

If i3 Mobile desires Abacus to take calls on New Year's Day, Memorial Day (as observed), July 4, Labor Day, Thanksgiving Day or Christmas Day, then i3 Mobile will provide Abacus at least 60 days prior such a Holiday and the number of Dedicated TSRs by half hour required [*].

The parties agree to work toward a partially incentive-based fee structure within ninety (90) days after the Program Start Date. Such incentive structure will be based in part on agreed upon performance metrics.

SERVICE LEVEL AGREEMENT

On the initial launch of the Services, Abacus will forecast and staff to meet a service level of 90% calls answered within 15 seconds ("SLA"); provided; however, the SLA will not apply to any period if the number of calls or the average talk time for a type of call exceeds i3 Mobile forecast by more than 10% for such period. Additional metrics may be added to the SLA in the future on the mutual consent of both parties.

TOLL FREE NUMBER USAGE

i3 Mobile is responsible for all long distance and telecommunications costs.

Confidential Information omitted where indicated by "[*]" and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

PROGRAM MINIMUM

Other than the payment of the per hour rate for the Dedicated TSR hours as set forth on Schedule A or an Abacus Forecast (to the extent such hours are staffed), no program minimum or monthly minimum is required in this Program Work Order.

TRAINING

Initial Training: Abacus will provide a training manager and account manager in support of the i3 Mobile program. i3 Mobile, at i3 Mobile's expense, will provide Abacus a trainer to train Abacus's trainers at Abacus's Dallas Call Center for a limited time. Abacus will provide at least three days of training for each Dedicated TSR and for each non-Dedicated TSR performing the Services. Abacus will train such number of Dedicated TSRs required to meet the Final Staffing for the first month of this program and 20 non-Dedicated TSRs before the Program Start Date. Abacus will train additional Dedicated and non-Dedicated TSRs based on the Ongoing Projections and the actual call volumes, subject to i3 Mobile's reasonable prior approval. Abacus will charge i3 Mobile and i3 Mobile will pay Abacus [*] per TSR time-clock hour for each hour of such TSR training.

On-going Training: If training in addition to initial training is required by i3 Mobile, Abacus will charge i3 Mobile and i3 Mobile will pay Abacus [*] per TSR time-clock hour for each hour of additional training. Such training fees will apply to the actual Dedicated TSRs and non-Dedicated TSRs needed to staff the i3 Mobile program and will not apply to attrition training.

Costs: i3 Mobile will reimburse Abacus for all out-of-pocket costs incurred by Abacus in providing training, including, without limitation, out-of-pocket costs for preparing, copying and binding i3 Mobile's training materials and any travel costs of Abacus employees if they are required by i3 Mobile to travel in connection with the preparation of any training programs or materials. All costs are subject to i3 Mobile's prior approval.

CONTACT INFORMATION

1) Abacus
Main Address:
4456 Corporation Lane, Suite 200
Virginia Beach, VA  23464

Dallas Call Center Address:
8001 Stemmons Freeway
Dallas, TX 75247

Business Contact:
Matt Buckley, mbuckley@callabacus.com, 757.497.2004

Finance Contact
Jeff Pleasants, jpleasants@callabacus.com 757-497-2004

Legal Contact
Steve Burke, sburke@callabacus.com  757-497-2004

Training Coordinator

Account Manager

Operations Manager
Colleen Miller, comiller@callabacus.com 214-905-0885

2) i3 Mobile
Main Address:

181 Harbor Drive
Stamford, CT  06902

Business Contact:
Chris Golier, cgolier@i3mobile.com, 203.428.3238

Finance Contact:
Dan McFarlane, dmcfarlane@i3mobile.com, 203.428.3042

Legal Contact:
Alan Katzman, akatzman@i3mobile.com, 203.428.3002

Training Coordinator:
Christine Conti, cconti@i3mobile.com, 203.428.3414

Day to Day Manager:
Bryan McCann, bmccann@i3mobile.com, 203.428.3077

REPORTS

Abacus agrees to submit a report to i3 Mobile's Day to Day Manager on a daily basis. Such report will, at a minimum, include all of the information captured on the sample report submitted as Schedule B. From time to time, i3 Mobile will request additional information to be included in the report generated by Abacus. Such information will be subject to the Additional Programming charges outlined in this agreement.

FACILITY

The parties hereby agree that the Dedicated TSRs will reside in the Dallas, Texas call center. Dedicated TSRs residing in any other Abacus facility shall be upon the mutual consent of both parties. Shared TSRs may reside in any of Abacus' call center facilities, however, Abacus will use commercially reasonable efforts to comply with i3 Mobile's request for a particular facility, if applicable.

ABACUS COMMUNICATIONS LC                           i3 MOBILE, INC.


By:  /s/ Stephen W. Burke                          By:  /s/John A. Lack
     -------------------------------                    -------------------
Its:     Executive Vice President                  Its:   President
                                                        -------------------
Name:  Stephen W. Burke                            Name:  John A. Lack
                                                         ------------------
Date:      9/20/01                                 Date:    9/20/01
      ------------------------------                     ------------------